Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Kennedy Wilson Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid:	Equity	Common Stock, $0.0001 par value per share(1)	Rule 457(c)	13,500,000 shares	$22.0925(2)	$298,248,750.00(2)	$0.0000927	$27,647.66

Fees to Be Paid:	Equity	4.75% Series B Cumulative Perpetual Preferred Stock, $0.0001 par value per share	Rule 457(a)	300,000 shares	$1,000.00(3)	$300,000,000.00(3)	$0.0000927	$27,810.00

Net Fee Due:								$55,457.66

(1)

Represents shares of common stock, $0.0001 par value per share, of Kennedy-Wilson Holdings, Inc. issuable upon exercise of the warrants described in the registration statement to which this exhibit is attached.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices as reported on the New York Stock Exchange on May 5, 2022.

(3)	Estimated pursuant to Rule 457(a) under the Securities Act solely for purposes of calculating the amount of registration fee.